Exhibit 99.1

RESTORATION HARDWARE HOLDINGS, INC.

UPDATES FIRST QUARTER FISCAL 2013 GUIDANCE

Company Increases Q1 Net Revenue Guidance to $295 Million to $300 Million, Up 35% to 38%

from Prior Year; Comparable Store Sales Up 41% on Top of 26% in Prior Year

Company Increases Q1 Adjusted Diluted EPS Guidance to $0.02 to $0.04

Corte Madera, CA – May 10, 2013 – Restoration Hardware Holdings, Inc. (NYSE: RH) today announced updated guidance for the first quarter of fiscal 2013. For the first quarter of fiscal 2013, the Company now expects net revenues in the range of $295 million to $300 million, representing 35% to 38% growth from the prior year. This compares to the Company’s previous guidance of net revenues in the range of $280 million to $285 million. Comparable store sales for the first quarter of fiscal 2013 are expected to be 41%, on top of the 26% comparable store sales growth reported in the first quarter of fiscal 2012. Adjusted net income for the first quarter of fiscal 2013, excluding the impact of variable non cash stock-based compensation charges of $3.3 million and $700,000 of costs related to the Company’s registration rights agreement with Home Holdings LLC, is now expected to be in the range of $0.9 million to $1.5 million as compared to the previous guidance of a loss of $1 million to breakeven computed on the same basis. Adjusted diluted EPS on the same basis is now expected to be in the range of $0.02 to $0.04 as compared to the Company’s prior guidance in the range of ($0.02) to breakeven. On a GAAP basis, net income for the first quarter of fiscal 2013 is now expected to be in the range of a loss of $1.8 million to a loss of $1.1 million and diluted EPS is now expected to be in the range of ($0.05) to ($0.03). This increase in guidance as compared to the Company’s previously disclosed first quarter guidance on the same basis is expected to be incremental to fiscal 2013 performance. The Company’s earnings and earnings per share guidance for fiscal 2013 does not include (i) an estimate of variable non-cash stock based compensation charges due to uncertainty in predicting fluctuations in stock prices from quarter to quarter or (ii) costs related to the Company’s registration rights agreement with Home Holdings LLC.

Carlos Alberini, Chief Executive Officer, said, “We are very pleased with our business momentum and the revenue and earnings growth we are experiencing this year on top of our record performance in 2012. Our first quarter net revenues were well ahead of our guidance range as we experienced stronger customer response to our product assortment and benefited from our better inventory position, which has enabled us to ship product earlier than anticipated and improve customer service levels.”

Gary Friedman, Chairman Emeritus, Creator and Curator, said, “Our ability to curate and integrate new products, businesses and experiences continues to drive our strong brand position and market leadership. We remain focused on the execution of our growth initiatives, including the transformation of our real estate and the expansion of our offering, and believe we are well positioned to continue to gain market share and further disrupt the highly fragmented home furnishings marketplace.”

The Company has not completed its quarter end closing and review process and the final results for the first quarter fiscal 2013 results may differ from the statements made in this press release. Further commentary on the Company’s first quarter financial results will be provided as part of its first quarter earnings release and conference call.

About Restoration Hardware

RH (Restoration Hardware Holdings, Inc. - NYSE:RH) is a curator of design, taste and style in the luxury lifestyle market. The Company offers collections through its retail galleries, source books, and online at RH.com.

Non-GAAP Financial Measures

To supplement its consolidated financial disclosures and statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (GAAP), the Company uses the following non-GAAP financial measures: adjusted net income and adjusted EPS (collectively the “non-GAAP financial measures”). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP financial measures used by the Company in this press release may be different from the methods used by other companies. The Company is not able to provide a reconciliation of non-GAAP financial measures to GAAP without unreasonable effort as our estimated results are preliminary and may change as we complete the quarter close process and management’s review of our financial statements.

Forward Looking Statements

This release contains forward-looking statements within the meaning of the federal securities laws including statements related to our ability to gain market share and our future financial guidance including with respect to the first fiscal quarter of 2013. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future events. We cannot assure you that future developments affecting us will be those that we have anticipated. Important risks and uncertainties that could cause actual results to differ materially from our expectations include, among others, accounting adjustments as we close our books for the first quarter and as financial statements for the first quarter are prepared, risks and uncertainties with respect to the Company’s ability to achieve the expected benefits to its business the new store format, risks relating to customer response to the Company’s new store concepts and new product merchandise, risks relating to the costs of developing, implementing and operating new store concepts, risks related to the number of new business initiatives we are undertaking and risks in the implementation of our real estate portfolio transformation, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Restoration Hardware Holdings’ Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 29, 2013, and available on our investor relations website at ir.restorationhardware.com and on the SEC website at www.sec.gov. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Investor Relations:

Cammeron McLaughlin, 415-945-4998

cmclaughlin@restorationhardware.com